Exhibit 21.1

Subsidiaries of the Registrant

Felding Finance B.V. (NL)

SCI Calyx (France)**

TMG France SNC* (France)

Tornier, Inc. (United States)

Tornier AG (Switzerland)*

Tornier Espana (Spain)*

Tornier GmbH (Germany)*

Tornier Orthopedics Ireland, Ltd. (Ireland)

Tornier Pty (Australia)*

Tornier SAS (France)*

Tornier Scandinavia A/S (Denmark)

Tornier Srl (Italy)*

Tornier UK, Ltd. (United Kingdom)

Tornier US Holdings, Inc.  (United States)

* 99% owned by Tornier B.V., 1% by Felding Finance.

**51% ownership by Tornier B.V. and Felding Finance.